Exhibit 99.01

999 Waterside Drive, Suite 800 Norfolk, VA 23510 757-222-9500 (Phone) 757-222-9502 (Fax)

NEWS RELEASE

June 16, 2005

For Immediate Release

Royster-Clark Announces Tender Offer for First Mortgage Notes

New York, NY, June 16, 2005 —Royster-Clark, Inc. (“RCI”) announced today that it is commencing a cash tender offer for any and all of its 10 1/4 % First Mortgage Notes due 2009 (the “Notes”). In conjunction with the tender offer, consents are being solicited from noteholders to effect certain amendments to the indenture governing the Notes.

The tender offer is scheduled to expire at midnight, New York City time, on July 14, 2005, unless extended or earlier terminated (the “Expiration Date”).

Upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated June 16, 2005 and the related Consent and Letter of Transmittal (together, the “Tender Offer Documents”), Royster-Clark, Inc. is offering to purchase any and all of the outstanding Notes tendered for a total purchase price equal to 103.417% of the principal amount of the Notes. The total purchase price includes a consent payment equal to 2.0% of the principal amount of the outstanding Notes if the Notes are validly tendered prior to midnight, New York City time, on June 29, 2005, unless such date is extended (the “Consent Payment Deadline”). The total purchase price, plus accrued but unpaid interest to, but not including, the date of payment for the Notes, will be paid in respect of all Notes validly tendered and accepted for purchase pursuant to the tender offer if the noteholder validly tenders such Notes prior to the Consent Payment Deadline. Any holder validly tendering Notes after the Consent Payment Deadline will, if such Notes are accepted for purchase pursuant to the tender offer, receive only the tender price of 101.417%, plus accrued but unpaid interest to, but not including, the date of payment for the Notes.

Holders tendering their notes will be deemed to have delivered their consent to the proposed amendments to the indenture governing the Notes, which will among other matters eliminate certain covenants and certain events of default.

The total purchase price for the Notes tendered prior to the Consent Payment Deadline will be paid upon the satisfaction of certain conditions, including receipt of financing, and may be paid prior to the Expiration Date. The purchase price for the Notes tendered after the Consent Payment Deadline will be paid promptly after the Expiration Date.

The terms of the tender offer and consent solicitation, including the conditions to the Company’s obligations to accept and pay for the Notes tendered, are set forth in the Tender Offer Documents. One of the conditions is that the Company receive sufficient funds from an offering of income deposit securities in Canada to pay the total purchase price for all the Notes.

This press release does not constitute an offer or solicitation to purchase or a solicitation of consents with respect to the Notes. The offer or solicitation will be made only by means of the Tender Offer Documents, as the same may be amended from time to time.

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Requests for Tender Offer Documents may be directed to D.F. King & Co., Inc., as information agent for the tender offer, at 48 Wall Street, 22 Floor, New York, New York 10005. The information agent may be telephoned toll-free at (800) 848-2998 or at (212) 269-5550.

In connection with the tender offer, CIBC World Markets Corp. is the Dealer Manager and Solicitation Agent.

Questions regarding the tender offer and consent solicitation may be directed to the Dealer Manager, Attention: Brian Perman. The Dealer Manager may be telephoned toll-free at (800) 274-2746 or at (212) 885-4489.

Royster-Clark, Inc., headquartered in Norfolk, Virginia, is one of the nation’s largest retailers of fertilizer products, carrying a broad line of agricultural inputs and providing services to farmers.

Note regarding forward looking statements: Statements made by Royster-Clark, Inc. which are not historical facts are forward looking statements that involve risks and uncertainties. Statements including the words “anticipate”, “expect”, “project”, “foresee”, “believe”, and “feel”, also indicate forward looking statements that involve risks and uncertainties. Actual results could differ materially from those expressed or implied in forward looking statements. Important factors that could cause financial performance to differ materially from past results and from those expressed or implied in this press release include, without limitation, the risks of doing business in multiple jurisdictions, impact of environmental regulations, dependence on key personnel, risks of business acquisitions, availability of financing, competition, ability to manage growth, loss of customers, the price and availability of raw materials, and a variety of other factors. For further information on these and other risks, see the “Risk Factors” section of the Company’s Report on Form 10-K for the year ended December 31, 2004.

For more information, contact Paul Murphy, 757-222-9513.

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